UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2006
E ENERGY ADAMS, LLC
(Exact name of small business issuer as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	333-128902 (Commission File Number)	20-2627531 (I.R.S. Employer Identification No.)

510 Main Street, P.O. Box 49, Adams, Nebraska (Address of principal executive offices)	68301 (Zip Code)
(402) 988-4655
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.
Pipeline Protection Agreement between E Energy Adams, LLC and Natural Gas Pipeline Company of America
     On October 5, 2006, we entered into a Pipeline Protection Agreement with Natural Gas Pipeline Company of America (“Pipeline Company”) for protection of the pipeline facilities. Pursuant to the agreement, Pipeline Company will construct new pipeline facilities to protect the pipeline facilities from the rail spurs being constructed for our ethanol plant. We will pay, in advance, the full estimated cost for the pipeline protection to be constructed, which is estimated to be one million, eighty-seven thousand, two hundred and forty-six and no/100 dollars ($1,087,246.00). Upon completion of construction, Pipeline Company will submit to us a summary billing. In the event the actual cost differs from the estimated cost, payment or refund will be made, depending on the difference between the actual costs and the advance payment.
Ethanol Marketing Agreement between E Energy Adams, LLC and Aventine Renewable Energy, Inc.
     On October 9, 2006, we entered into an Ethanol Marketing Agreement (the “Agreement”) with Aventine Renewable Energy, Inc. (“Aventine”), an unrelated party, for the marketing, sale and delivery of all of the ethanol produced by E Energy Adams, LLC. Pursuant to the Agreement, Aventine will pay us a price per gallon for our ethanol based on an “Alliance Net Pool Price”, subject to various adjustments. The Alliance Net Pool Price is the weighted average gross price per gallon received by Aventine that was supplied by an alliance partner of Aventine or produced by Aventine and sold during such month less all actual costs associated with the handling, movement and sale of such ethanol. The Alliance Net Pool Price may be adjusted if Aventine’s pooled volume of ethanol at the end of a month is higher than its pooled volume at the end of the immediately preceding month because the pooled sales volumes were less than the amount of ethanol supplied by alliance partners of Aventine or produced by Aventine
     The initial term of the Agreement will run for three (3) years from the date of entering into the agreement. After that, it will automatically renew for successive one (1) year terms, unless terminated on the expiration date of the initial three (3) year primary term, or on the expiration date of any subsequent one (1) year renewal term, in each case by either Party within at least one (1) year written notice prior to such expiration date, or for breach of terms.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC
October 12, 2006	/s/ Jack L. Alderman
Date	Jack L. Alderman, President